Exhibit 24

POWER OF ATTORNEY

(Form 10-K Amendments)

The undersigned director of Energen Corporation, an Alabama corporation, and Alabama Gas Corporation, an Alabama corporation, hereby nominates, constitutes and appoints James T. McManus, II, and Charles W. Porter, Jr., and each of them, the true and lawful attorneys of the undersigned to sign the name of the undersigned as director to any and all amendments to the corporations’ Annual Report on Form 10-K for the year ended December 31, 2006.

The undersigned hereby grants to said attorneys full power of substitution, resubstitution and revocation, all as fully as the undersigned could do if personally present, hereby ratifying all that said attorneys or their substitutes may lawfully do by virtue hereof.

IN WITNESS WHEREOF, the undersigned director of Energen Corporation has executed this Power of Attorney as of the 14th day of March, 2008.

/s/ Julian W. Banton
Julian W. Banton

/s/ Kenneth W. Dewey
Kenneth W. Dewey

/s/ James S. M. French
James S. M. French

/s/ Judy M. Merritt
Judy M. Merritt

/s/ Wm. Michael Warren, Jr.
Wm. Michael Warren, Jr.

/s/ David W. Wilson
David W. Wilson